Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 14, 2013

To the Board of Directors of

Myriad Interactive Media, Inc.

Toronto, Ontario, Canada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Myriad Interactive Media, Inc. of our report dated October 14, 2013, relating to the financial statements of Myriad Interactive Media, Inc., a Delaware Corporation, as of and for the years ending June 30, 2013 and 2012.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC